Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 10:00 AM ET, November 1, 2010

eOn Communications Reports increased Fourth Quarter and Total

Year Revenue and Profitability

SAN JOSE, CA (November 1, 2010) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today reported fourth quarter and fiscal year ended July 31, 2010 results.

Fourth quarter revenue increased 8% to $5,477,000 from $5,089,000 in the fourth quarter of last year and increased 53% compared to revenues of $3,576,000 in the third quarter of this year. Net income for the quarter attributable to equity holders of the Company was $383,000 or $0.14 per common share compared to net income of $111,000 or $0.04 per common share in the quarter ended July 31, 2009. Included in net income for the quarter was $174,000 of imputed interest expense due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco shareholders and the discounted present value of the note payable recorded on the balance sheet. Net income for the quarter excluding the impact of the imputed interest expense was $557,000 or $0.20 per common share.

Total year revenue increased 61% to $17,094,000 from $10,645,000 in fiscal year 2009. The Company generated income, net of non-controlling interest, for the fiscal year ended July 31, 2010 of $467,000 or $0.17 per common share compared to a net loss of $339,000 or $0.12 per common share for the fiscal year ended July 31, 2009. Net income for the year excluding the impact of imputed interest expense of $674,000 was $1,141,000 or $0.41 per common share.

Financial results for the fourth quarter and fiscal year include a gain from the bargain purchase of majority interest in Cortelco Systems Puerto Rico of $497,000 and Cortelco Systems Puerto Rico income, net of non-controlling interest of $41,000 from the June 9, 2010 acquisition date through July 31, 2010.

Cash, cash equivalents and marketable securities increased 36% to $4,108,000 as of July 31, 2010 from $3,010,000 as of July 31, 2009.

Mr. David Lee, Chairman of eOn’s Board of Directors noted, “Our current positive results show the commitment we have to increase revenue and profitability. The acquisition of majority interest in Cortelco Systems Puerto Rico on June 9, 2010 has increased the company’s value and we intend to continue efforts to maximize results.”

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About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	For the Years Ended July 31,
	2010	2009
REVENUE
Third party revenue	$17,094	$10,355
Related party revenue	—	290

Net revenue	17,094	10,645

COST OF REVENUE
Third party cost of revenue	10,908	5,659
Related party cost of revenue	—	204

Cost of revenue	10,908	5,863

Gross profit	6,186	4,782

OPERATING EXPENSE
Selling, general and administrative	4,784	3,633
Research and development	502	926
Other	52	120

Total operating expense	5,338	4,679

Income from operations	848	103

OTHER INCOME (EXPENSE)
Interest expense, net	(671)	(466)
Equity earnings of unconsolidated investee	61	29
Gain on bargain purchase	497	—
Gain on investment	15	—

Total other expense	(98)	(437)

Income (loss) before income taxes	750	(334)

Income tax expense	(248)	(5)

Net income (loss)	502	(339)
Less: Net income attributable to the noncontrolling interest	35	—

Net income (loss) attributable to eOn Communications Corp. shareholders	$467	$(339)

Weighted average shares outstanding:
Basic	2,760	2,735

Diluted	2,762	2,735

Basic income (loss) income per share	$0.17	$(0.12)

Diluted income (loss) income per share	$0.17	$(0.12)

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	As of July 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,108	$3,010
Trade accounts receivable, net of allowance of $235 and $332, respectively	4,168	2,943
Trade accounts receivable - related party	8	228
Inventories	4,948	5,032
Deferred income taxes	—	270
Prepaid and other current assets	257	242

Total current assets	13,489	11,725

Property and equipment, net	279	209
Intangibles, net	847	410
Investments	990	1,136
Investment in unconsolidated equity investee	—	140

Total assets	$15,605	$13,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,361	$1,127
Trade accounts payable - related party	—	11
Notes payable - related parties	674	1,157
Accrued expenses and other	1,977	1,628

Total current liabilities	5,012	3,923
Notes payable - related parties, net of current portion	3,647	3,891

Total liabilities	8,659	7,814

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 2,989,269 and 2,873,992 shares issued, respectively)	15	14
Additional paid-in capital	56,269	56,048
Treasury stock, at cost (139,580 shares)	(1,503)	(1,503)
Accumulated deficit	(48,389)	(48,856)
Accumulated other comprehensive income	110	103

Total eOn Communications Corp. stockholders’ equity	6,502	5,806
Noncontrolling interest	444	—

Total stockholders’ equity	6,946	5,806

Total liabilities and stockholders’ equity	$15,605	$13,620

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